UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 28, 2009

GeoEye, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21700 Atlantic Blvd., Dulles, Virginia		20166
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-480-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2009, the Company entered into an employment agreement with Joseph F. Greeves as its new Executive Vice President and Chief Financial Officer, effective June 15, 2009. The material terms of this agreement are set forth in Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2009, GeoEye, Inc. appointed Joseph F. Greeves, 52, as Executive Vice-President and Chief Financial Officer to begin effective June 15, 2009. Mr. Greeves will be primarily responsible for the overall management and direction of GeoEye's financial planning, corporate finance, accounting, fiscal reporting, and public company disclosure requirements and will serve as the Company’s principal financial officer.

Mr. Greeves has more than 20 years experience as a Chief Financial Officer. During his career, he has served as Chief Financial Officer for four publicly traded companies, where he focused on working with entrepreneurs and management teams to successfully build businesses, raise capital, and grow shareholder value. Prior to joining GeoEye, Mr. Greeves served for almost seven years as Executive Vice President and Chief Financial Officer of Managed Object Solutions Inc. ("Managed Objects"), where he worked with the CEO to build the business, grow the worldwide sales organization and led its capital-raising and merger and acquisition programs. Before joining Managed Objects, he consulted for Lazard Technology Partners as its CFO Executive in Residence and served as Senior Vice President and Chief Financial Officer for OPNET Technologies Inc., a high-tech software development and consulting services business. During his tenure with OPNET, Mr. Greeves led the company through its initial public offering, creating over $400 million in market capitalization. Prior to that, he served as the Chief Financial Officer for Fusion Systems Corporation and Ogden Environmental and Energy Services Co., a division of Ogden Corporation. Mr. Greeves holds a Bachelor of Science degree in Accounting, cum laude, from the University of Maryland, is a Certified Public Accountant and a member of the American Institute of CPAs. Mr. Greeves began his career as an audit manager at Touche Ross & Co. (now known as Deloitte & Touche).

GeoEye, Inc. and Mr. Greeves entered into an employment agreement effective as of May 28, 2009, pursuant to which Mr. Greeves serves as Executive Vice President and Chief Financial Officer. The employment agreement calls for a base annual salary of $265,000 and an annual target bonus. The annual target bonus is subject to an annual review by the Chief Executive Officer and the Board of Directors or its Compensation Committee, and the award of the annual target bonus is based upon the achievement of performance objectives of Mr. Greeves personally and the company as a whole.

The agreement also provides that on the day that Mr. Greeves commences employment with the Company, he will receive (i) an initial restricted stock grant of 6,000 shares, which will vest 33% each year on the first three anniversaries of the grant date, (ii) options to purchase 25,000 shares of common stock, which will vest 25% each year, on the first four anniversaries of the grant date, (iii) options and restricted stock units under the Company’s long term incentive compensation with a grant date value of $178,875 and (iv) a company paid life insurance policy. In the event Mr. Greeves is terminated without cause, he will have a twelve month severance period during which he will receive an amount equal to his base salary for such period, less payroll deductions and required withholdings; payment of the annual bonus for the current year to which he would be entitled pro-rated for the number of months he was employed during the year, but in no event later than March 15 of the year following the year in which such bonus was earned; and continuation of all health and life insurance benefits during his twelve month severance period.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoEye, Inc.

June 2, 2009	By:	/s/ William L. Warren

Name: William L. Warren
Title: Senior Vice President, General Counsel and Secretary